Exhibit 10.1

Description of Board Fees

Directors receive $1,500 for each Board meeting attended, $1,500 for each committee meeting attended not on the same day as a Board meeting, $600 for each board meeting of the Company’s subsidiary, Finance Maryland, LLC attended, and $250 for each meeting of First Mariner Bank’s Loan Committee attended, consisting of one outside director. The members of the Audit Committee receive $2,500 for each Audit Committee attended. Directors also receive a yearly grant of stock options to purchase 500 shares of common stock and are granted stock options to purchase 100 shares of common stock for each committee meeting they attend.